Exhibit 99.1

[SONIC INNOVATIONS LOGO]

May 13, 2003

Company Press Release

Source:	Sonic Innovations, Inc.

Contact:	Stephen L. Wilson	Andrew G. Raguskus
	Senior Vice President and CFO	President and CEO
	801-365-2804	801-365-2800

SONIC INNOVATIONS ENTERS GERMAN HEARING AID MARKET WITH STRATEGIC ACQUISITION

Salt Lake City, Utah, May 13, 2003 — Sonic Innovations, Inc. (Nasdaq: SNCI) announced today that it has entered into an agreement to purchase Sanomed Handelsgesellschaft mbH, a privately held hearing aid distribution company headquartered in Hamburg, Germany.

Andy Raguskus, President and CEO, stated, “We are very excited by the acquisition of Sanomed, which gives us an immediate, meaningful presence in the world’s second largest hearing aid market. We look forward to helping German hearing impaired consumers enjoy the benefits of our advanced technology through the growing distribution channel developed by Sanomed.”

Sanomed markets various manufacturers’ hearing aids throughout Germany and achieved revenues of approximately $20 million in 2002. The initial cash purchase price is approximately $13 million, and an additional purchase price of approximately $4 to $5 million is payable based on financial performance over the next three years.

Andreas Coburger, Managing Director of Sanomed, said, “We are very pleased to be in a position to offer Sonic Innovations’ products to our customers. We evaluated many hearing aid manufacturers’ products and we believe Sonic Innovations’ outstanding technology will result in the best benefit for our hearing impaired customers. Sanomed’s strength to date has been in marketing hearing aids. Now we can add technologically superior hearing aids to our product line. This very much improves our opportunity to provide a better solution to our customers, improve our competitive position and gain market share.”

Sonic Innovations designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing impaired consumers. Capitalizing on its advanced understanding of human hearing, the Company has developed patented digital signal processing, or DSP, technologies and embedded them in the smallest single-chip DSP platform ever installed in a hearing aid. The Company believes its hearing aids set the standard for consumer satisfaction because they are smaller, more comfortable and more reliable and deliver more natural sound than competing hearing aids. For more information, please visit our website at www.sonici.com.

This press release contains “forward looking statements” concerning the effects of the Company’s acquisition of Sanomed as defined under securities laws. Such forward looking statements reflect potential effects on market share, purchase price, hearing impaired consumers’ benefit and improvements in competitive position. Actual results may differ materially and adversely from those described in this press release depending on a number of factors, including problems with completing the acquisition, managing integration of the companies and their product lines, changes in executive personnel, market acceptance, competitive response, ability to operate within Germany, reactions from customers and suppliers and other business factors beyond our control. For additional information regarding the risks inherent in our business, please see our Report on Form 10-Q for the quarter ended March 31, 2003 and Report on Form 10-K for the year ended December 31, 2002 as filed with the Securities and Exchange Commission. We undertake no obligation to revise the forward looking statements contained herein to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.